03-1610

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                         UNITED STATES COURT OF APPEALS
                              FOR THE SIXTH CIRCUIT

                                   ----------

                         SIMON PROPERTY GROUP, INC., and
                       SIMON PROPERTY ACQUISITIONS, INC.,
                              PLAINTIFFS-APPELLEES,

                                       v.

          TAUBMAN CENTERS, INC., A. ALFRED TAUBMAN, ROBERT S. TAUBMAN,
             LISA A. PAYNE, GRAHAM T. ALLISON, PETER KARMANOS, JR.,
            WILLIAM S. TAUBMAN, ALLAN J. BLOOSTEIN, JEROME A. CHAZEN,
                             AND S. PARKER GILBERT,
                             DEFENDANTS-APPELLANTS.

                                   ----------

                 ON APPEAL FROM THE UNITED STATES DISTRICT COURT
                      FOR THE EASTERN DISTRICT OF MICHIGAN
                                SOUTHERN DIVISION

================================================================================

                          PROOF BRIEF OF SPG APPELLEES

================================================================================

                                    Carl H. von Ende
                                    Todd A. Holleman
                                    Miller, Canfield, Paddock & Stone, P.L.C.
                                    150 West Jefferson, Suite 2500
                                    Detroit, Michigan 48226-4415
                                    Telephone: (313) 963-6420
                                    Facsimile: (313) 496-7500

                                    Richard L. Posen
                                    John R. Oller
                                    Tariq Mundiya
                                    Willkie Farr & Gallagher
                                    787 Seventh Avenue
                                    New York, New York 10019
                                    Telephone: (212) 728-8000

                                    COUNSEL FOR SPG APPELLEES

                       CORPORATE DISCLOSURE STATEMENT HERE

                       CORPORATE DISCLOSURE STATEMENT HERE

                                TABLE OF CONTENTS



DISCLOSURE OF CORPORATE AFFILIATIONS...........................................i

TABLE OF AUTHORITIES..........................................................vi

STATEMENT IN SUPPORT OF ORAL ARGUMENT..........................................x

STATEMENT OF ISSUES PRESENTED FOR REVIEW.......................................1

STATEMENT OF THE CASE..........................................................2

STATEMENT OF FACTS............................................................10

      A.      Background......................................................10

      B.      The 1998 Restructuring..........................................11

      C.      The SPG Offer And Taubman's Flat Rejection Of It................14

      D.      The Schedule 13D................................................14

      E.      The SPG Tender Offer............................................16

      F.      The Special Meeting By-Law Amendment............................17

      G.      The Revised $20 Tender Offer....................................18

      H.      The District Court's January 22 Ruling..........................19

      I.      The "Termination" Of The Voting Agreements......................19

      J.      The 85% Tender..................................................20

      K.      The Preliminary Injunction Decision.............................21

SUMMARY OF ARGUMENT...........................................................22

ARGUMENT......................................................................25

      I.      The Standard Of Review..........................................25

      II.     The District Court Correctly Found That The Taubman Family
              And Its Allies Formed A Group And Made A Control Share
              Acquisition Under The Michigan Control Share Act................26

              A.       The Background And Purpose Of The Control Share Act....26

                       1. Consistent With The Federal Williams Act And United States Constitution, The Act Does Not Discriminate Between Outside Bidders And
                                Insider Management............................26

                       2.       The Control Share Act Is To Be Interpreted
                                Based On The Analogous Indiana Act And
                                Official Comments.............................30

              B. The District Court Correctly Found That A Group Was Formed With Respect To 33.6% Of The Voting Power
                       Of The Company.........................................31

              C.       The District Court Correctly Held That Formation Of
                       The Taubman Group Constituted A Control Share
                       Acquisition Of 33.6% Of The Voting Power Of TCI........38

                       1.       No Additional Purchase Of Shares Was
                                Necessary.....................................38

                       2.       A Group Acquisition May Apply To Previously-
                                Owned Shares..................................45

                       3. The Informal Nature Of A Group Agreement Does Not Preclude A Finding Of A Control Share
                                Acquisition...................................49

                       4. The District Court's Decision Does Not "Undermine Corporate Democracy" But Instead
                                Promotes It...................................51

              D.       SPG Has Standing To Assert Its Control Share Act
                       Claim..................................................54

              E.       The District Court Properly Held That The 2.9% Shares
                       Cannot Be Voted........................................56

      III.    The District Court's Finding That The Special Meeting
              Amendment Had No "Compelling Justification" And Was
              Designed To Interfere With Shareholder Voting Rights Was Not
              Clearly Erroneous...............................................57

      IV.     The Balance Of Harms Weighs In Favor Of SPG.....................61

CONCLUSION....................................................................63

CERTIFICATE PURSUANT TO FEDERAL RULE OF APPELLATE PROCEDURE 32(a)

CERTIFICATE OF SERVICE

ADDENDUM TO PROOF BRIEF OF SPG APPELLEES

     ATLANTIS GROUP INC. v. ALIZAC PARTNERS, No. 1:90-CV-937, 1991 U.S. Dist.
     LEXIS 12106 (W.D. Mich. Aug. 27, 1991)..................................A-1

     HEENAN v. PAGE, No. 90-020150-CZ, slip op. (Mich. Cir. Ct. Wayne
     County Sept. 6, 1991)...................................................A-7

     SCHAFFER v. CC INVESTMENTS, LDCS, No. 99 Civ. 2821, 2002 WL 31869391
     (S.D.N.Y. Dec. 20, 2002)...............................................A-23

SPG APPELLEES' CROSS-DESIGNATION OF APPENDIX CONTENTS

                              TABLE OF AUTHORITIES



CASES                                                                    PAGE(S)

AHI METNALL, L.P. v. J.C. NICHOLS CO., 891 F. Supp. 1352
     (W.D. Mo. 1995)..........................................................61

ALLINDER v. INTER-CITY PRODUCTS CORP. (USA), 152 F.3d 544 ....................50
     (6th Cir. 1998)

ASARCO INC. v. COURT, 611 F. Supp. 468 (D.N.J. 1985)..........................61

ATLANTIS GROUP, INC. v. ALIZAC PARTNERS, No. 1:90-CV-937,
     1991 U.S. Dist. LEXIS 12106 (W.D. Mich.
     Aug. 27, 1991)...............................................30, 32, 48, 55

ATLANTIS GROUP, INC. v. ALIZAC PARTNERS, No. 1:90-CV-937,
     slip op. (W.D. Mich. Dec. 5, 1991)...............................48, 49, 52

BLACKARD v. MEMPHIS AREA MED. CTR. FOR WOMEN, 262 F.3d 568
     (6th Cir. 2001)..........................................................56

BLASIUS INDUS. v. ATLAS CORP., 564 A.2d 651 (Del. Ch. 1988)...............58, 59

BLUE CROSS & BLUE SHIELD MUT. OF OHIO v. BLUE CROSS & BLUE SHIELD ASS'N,
     110 F.3d 318 (6th Cir. 1997).........................................25, 26

BREAUD v. AMATO, 657 So. 2d 1337 (La. Ct. App. 1995)..................32, 33, 55

BUCKHORN, INC. v. ROPAK CORP., 656 F. Supp. 209
     (S.D. Ohio 1987).........................................................61

CTS CORP. v. DYNAMICS CORP. OF AMERICA, 481 U.S. 69
     (1987)....................................................8, 26, 27, 29, 54

CAMBRIDGE PLATING CO., INC. v. NAPCO, INC., 85 F.3d 752
     (1st Cir. 1996)..........................................................58

CITIZENS FIRST BANCORP, INC. v. HARRELD, 559 F. Supp. 867
     (W.D. Ky. 1982)..........................................................38

EDGAR v. MITE CORP., 457 U.S. 624 (1982)..............................27, 28, 60

CASES                                                                    PAGE(S)

FLEMING v. INTERNATIONAL PIZZA SUPPLY CORP., 676 N.E.2d 1051
     (Ind. 1997)..............................................................30

GAF CORP. v. MILSTEIN, 453 F.2d 709 (2d Cir. 1971)............41, 42, 46, 47, 48

HALLWOOD REALTY PARTNERS, L.P. v. GOTHAM PARTNERS, L.P.,
     286 F.3d 613 (2d Cir. 2002)..............................................33

HEENAN v. PAGE, No. 90-020150-CZ, slip op. (Mich. Cir. Ct. Wayne
     County Sept. 6, 1991)................................................30, 54

HUDSON MOTOR CAR CO. v. HERTZ, 121 F.2d 326 (6th Cir. 1941)...................44

JEWELCOR INC. v. PEARLMAN, 397 F. Supp. 221 (S.D.N.Y. 1975)...................53

L.P. ACQUISITION CO. v. TYSON, 772 F.2d 201 (6th Cir. 1985)...........28, 29, 61

LERMAN v. DIAGNOSTIC DATA, INC., 421 A.2d 906 (Del. Ch. 1980).................60

MM COMPANIES v. LIQUID AUDIO, INC., 813 A.2d 1118 (Del. 2003).................58

MARTIN-MARIETTA CORP. v. BENDIX CORP., 690 F.2d 558 (6th Cir. 1982).......28, 62

MARTIN-TRIGONA v. SHAW, 986 F.2d 1384 (11th Cir. 1993)........................56

MASCIO v. PUBLIC EMPLOYEE RET. HEALTH SYS. OF OHIO,
     160 F.3d 310 (6th Cir. 1998).........................................25, 26

MENTOR GRAPHICS CORP. v. QUICKTURN DESIGN SYSTEMS, INC.,
     728 A.2d 25 (Del. Ch. 1998)..............................................60

MORALES v. QUINTEL ENTM'T, INC., 249 F.3d 115
     (2d Cir. 2001)...............................................32, 33, 41, 50

NIECE v. FITZNER, 941 F. Supp. 1497 (E.D. Mich. 1996).........................44

RADOL v. THOMAS, 772 F.2d 244 (6th Cir. 1985).................................29

SCHAFFER v. CC INV., LDC, 2002 WL 31869391
     (S.D.N.Y. Dec. 20, 2002).............................................33, 42

CASES                                                                    PAGE(S)

SEC v. SAVOY INDUSTRIES, INC., 587 F.2d 1149 (D.C. Cir. 1977).................33

SEILON, INC. v. LAMB, No. C 83-314, 1983 WL 1354
     (N.D. Ohio July 27, 1983)................................................34

STRAUSS v. AMERICAN HOLDINGS, INC., 902 F. Supp. 475
     (S.D.N.Y. 1995)..........................................................34

TEXASGULF, INC. v. CANADA DEV. CORP, 366 F. Supp. 374
     (S.D. Tex. 1973).....................................................41, 52

WARNER COMMUNICATIONS, INC. v. MURDOCH, 581 F. Supp. 1482
     (D. Del. 1984).......................................................52, 53

WELLMAN v. DICKINSON, 682 F.2d 355 (2d Cir. 1982).............................41

YOUNG v. GENERAL ACCEPTANCE CORP., 770 N.E.2d 298 (Ind. 2002).............51, 55

STATUTES AND REGULATIONS

15 U.S.C. Section 78m(d)(1)....................................................3

17 C.F.R. Section 240.13d-101..................................................3

17 C.F.R. Section 240.13d-5...................................................41

Fed. R. Civ. P. 65............................................................56

Ind. Code Section 23-1-17-5...................................................30

Ind. Code Section 23-1-42-1.......................................32, 39, 43, 50

Ind. Code Section 23-1-42-2...................................................43

Mich. Comp. Laws Section 450.1790.........................................27, 45

Mich. Comp. Laws Section 450.1791.................................39, 45, 47, 50

Mich. Comp. Laws Section 450.1792.........................................44, 47

Mich. Comp. Laws Section 450.1794.............................................57

OTHER AUTHORITIES                                                        PAGE(S)

AMENDMENTS TO BENEFICIAL OWNERSHIP REQUIREMENTS, Exchange Act Release
     No. 39,538 [1998 Transfer Binder], Fed. Sec. L. Rep. (CCH) PARA 86,002
     (Jan. 12, 1998)..........................................................53

David M. Einhorn, ET AL., REIT M&A TRANSACTIONS -- PECULIARITIES AND
     COMPLICATIONS, 55 Bus. Law. (Feb. 20, 2000)..............................11

TENDER OFFERS, Exchange Act Release No. 34-16384 [1979-1980
     Transfer Binder], Fed. Sec. L. Rep. (CCH) PARA 82,373 (Nov. 29, 1979)....20

                      STATEMENT IN SUPPORT OF ORAL ARGUMENT

          This case involves an effort by insiders of Taubman Centers, Inc., a Michigan corporation, to prevent the public shareholders of the company from considering an all-cash tender offer that would allow shareholders to obtain a nearly 50% premium for their shares. Holders of approximately 85% of the common shares have expressed their desire to accept the offer. But the insiders (the Taubman family and its friends and allies) have pooled their collective voting power to defeat any shareholder proposals that would allow the offer to be freely considered by the common shareholders. Under the Michigan Control Share Acquisitions Act, the "group" shares pooled together by the Taubman family and its friends and allies may not be voted unless and until the company's disinterested shareholders pass a resolution approving voting rights for those shares. The district court correctly so held, based on a straightforward application of longstanding and directly applicable statutory and case law. Appellants, however, seek to avoid submitting the matter to a disinterested shareholder vote.

          The outcome of this appeal will significantly affect the rights of the parties, as well as the shareholders of other Michigan corporations. Appellees respectfully submit that oral argument will greatly assist the Court in its review of the facts in the record and the issues on appeal.

                    STATEMENT OF ISSUES PRESENTED FOR REVIEW

          1. Was the district court's finding that the Taubman family and its allies formed a "group" under the Michigan Control Share Act for the purpose of blocking the all-cash premium SPG/Westfield tender offer clearly erroneous?

          2. Did the district court correctly conclude that the formation of a "group" by the Taubman family and its allies to block the tender offer constituted a "control share acquisition" under the Michigan Control Share Act?

          3. Did the district court correctly conclude, in light of the timing of a special by-law amendment eliminating the Company's shareholders' right to set the date of a special meeting, that defendants acted for the primary purpose of making it more difficult for shareholders to exercise their voting rights?

          4. Did the district court correctly find that the harm that would be caused by allowing defendants to impede a shareholder's right to meaningfully exercise his or her right to vote, the harm from loss of the opportunity to effect a transaction supported by 85% of the shareholders, and the public interest in ensuring that corporate democracy is respected, far outweighed the harm that the Taubman family would suffer if it is precluded from circumventing the Michigan Control Share Act?

                              STATEMENT OF THE CASE

          This appeal is from a preliminary injunction sought by plaintiffs-appellees ("SPG") and granted by the district court to remove the impediments raised by defendants-appellants ("Taubman") to block an all-cash, $20 per share premium offer to all the public shareholders of Taubman Centers, Inc. ("TCI" or the "Company"). Holders of more than 85% of the Company's common shares have expressed their desire to accept the offer made by SPG and Westfield America, Inc. ("Westfield"). Yet the shareholders' wishes are being completely thwarted by the Taubman family, which owns only a 1% economic interest in the Company in comparison to the public shareholders who own the remaining 99%.

          Despite its negligible economic interest in the public company, the Taubman family claims an approximate 30% voting power by virtue of a special series of preferred stock (the "Series B Preferred Stock") issued in 1998 for the nominal consideration of $38,000. This 30% special voting power, together with another 3% held by certain friends and associates of the Taubman family, would be sufficient to block the SPG/Westfield tender offer. That is because the Company's Articles of Incorporation currently prevent anyone from acquiring more than 8.23% of the Company's voting power, and it takes a two-thirds shareholder vote to amend those Articles. Thus, the Taubman family and its allies can defeat the tender offer by banding together to oppose it.

          That is exactly what they have done. Barely an hour after SPG publicly announced its offer in November 2002, the Company issued a press release stating that the Taubman family, with voting control of more than 30% of TCI, was "categorically opposed" to the sale of the Company. (R. 57, Ex. 46 (Schedule 14D-9) at 13, J.A. __.) The following day, the family announced that it had taken further specific steps, directly in reaction to the SPG offer, to make the Company takeover proof. These steps were described in a Schedule 13D dated November 14, 2002 and filed jointly by the family and certain friends and associates with the Securities and Exchange Commission ("SEC"), pursuant to
Section 13(d) of the Securities Exchange Act of 1934 (the "1934 Act").(1)

          The Schedule 13D announced that the Taubman family and its friends collectively controlled 33.6% of the voting power of the Company which they had agreed to vote "for the purposes of preventing an unsolicited

----------
(1)  SEE 15 U.S.C. Section 78m(d)(1); 17 C.F.R. Section 240.13d-101 (Schedule
     13D).

takeover of the Company." (R. 57, Ex. 41 (Schedule 13D/A), at Item 4, J.A. __.) This agreement has repeatedly been confirmed in several public statements and SEC filings.

          It is this agreement that is at the heart of the dispute on this appeal. While the Taubmans contend that they have done nothing more than "publicly announce" their "collective opposition" to the SPG/Westfield offer, in fact they have done more: as the district court found, they have agreed among themselves and with others specifically to vote their collective shares against any shareholder proposal to facilitate the offer, including an amendment of the Company's Articles.

          The Taubman family has denied that any such agreement exists, pointing to the family's Schedule 13D "disclaimer" of beneficial ownership with respect to shares owned by other members of the family. Taubman also argues that although the family's friends and allies' 3% voting interests were added to the group via written "Voting Agreements" in November 2002, those voting agreements were subsequently "terminated," thereby purportedly eliminating any inference that the group still exists.

          The district court properly rejected these contentions, finding that "there is no question that the Taubman family aligned itself with other shareholders in a plan to pool their respective shares in a group vote against the SPG/Westfield offer." (R. 89 (Opinion) at 37, J.A.__.) The district court found that the Taubmans' attempts to un-align themselves by dissolving the written Voting Agreements were unavailing; the fact that the Taubmans remained "steadfast in their opposition" to the SPG/Westfield offer "call[ed] into question the credibility" of the assertion by defendant Robert Taubman, the Company's Chairman and CEO, that he and the other parties "no longer had any specific agreement to vote their shares in a particular way." (ID. at 43, J.A. __.) As the district court stated, Mr. Taubman was "undoubtedly regretful of his candor when the implications became apparent" after the district court, in ruling earlier on defendants' motion to dismiss, found the Schedule 13D statements and Voting Agreements to be "circumstantial evidence that the aggregation of shares was a control share acquisition" within the meaning of the Michigan Control Share Acquisitions Act, codified in Mich. Comp. Laws ("MCL") Sections 450.1791 ET SEQ. (the "Control Share Act," the "Michigan Act" or the "Act"). (ID. at 43, J.A. __.)

          The district court correctly concluded that formation of this group constituted a "control share acquisition" under the Act. The Act provides that persons or groups who acquire ownership or the power to direct the exercise of voting power of Michigan companies in excess of certain "control" thresholds (one of which is 33 1/3%) can vote their

"control shares" only if empowered to do so by a resolution approved by a majority of disinterested shareholders of the company. It is undisputed that no such shareholder approval has ever been sought or obtained by the Taubmans.

          The district court also correctly concluded that the Act may be triggered by an agreement or understanding to exercise voting power within one of the ranges enumerated in the Act. The same "group" approach is followed under section 13(d), and under the Indiana control share statute on which the Michigan Act was specifically modeled. Indeed, as Taubman itself acknowledges, the Indiana control share statute and its Official Comments provide authoritative guidance for interpretation of the Michigan Act. The Indiana statute, like section 13(d), may be triggered by the formation of a group even absent additional stock purchases by members of the group. Thus, contrary to Taubman's assertions, the district court's interpretation of the Act was neither "unfounded" nor "unprecedented," but rather, a straightforward application of the group concept embodied in section 13(d) and the substantial case law surrounding it, as well as the approach adopted by the Indiana statute that serves as Michigan's guide.

          Taubman's interpretation of the Michigan Act would enable individuals to circumvent the Act by combining their voting power with others, through express or tacit agreement, so long as each individual keeps his or her separate ownership of shares below the statutory thresholds. Thus, for example, three shareholders each owning 17% of a Michigan corporation's stock (which is below the first 20% threshold under the Act) could combine their voting power to achieve majority control of a target company without purchasing a single additional share and without obtaining shareholder approval. Taubman's interpretation would read the "group" concept out of the Act entirely and create a huge loophole for outside bidders, or management insiders, to take over a company without triggering the Act.

          Taubman's assertion that the Act applies ONLY to so-called "hostile raiders," and not management insiders (Appellants' Brief ("Taubman Br.") at 22), is unsupported by the text of the statute, which makes no distinction between outsiders and insiders. The Act applies equally to persons or groups whose voting power crosses the statutory control thresholds, whether they be existing shareholders, incumbent management or outside parties.

          The purpose of the Control Share Act -- officially entitled the "Stacey, Bennett, and Randal SHAREHOLDER EQUITY ACT" -- is to empower a company's disinterested public shareholders whether to allow another shareholder or group which has amassed a substantial block of votes to use that power to assert control over the corporation and influence its direction and policy. The Act provides no "leg up" for management insiders, nor could it, constitutionally, consistent with CTS CORP. v. DYNAMICS CORP. OF AMERICA, 481 U.S. 69 (1987). There, the Supreme Court upheld the constitutionality of the Indiana Control Share Acquisitions Statute, Ind. Code Section 23-1-42-1 ET SEQ. (the "Indiana Act"), on the basis that it did not upset the balance of power between management and bidders in conflict with the "level playing field" mandated by the federal Williams Act. Thus, the Michigan Act, like the Indiana Act on which it is based, and like section 13(d), itself a product of the Williams Act, applies not just to bidder "groups" but equally to insider "groups," such as the one formed here by the Taubman family and its allies.

          Taubman's constant refrain that the district court opinion "disenfranchises" the Taubmans and "strips" them of their voting rights is inflammatory and inaccurate. The Taubman family still has its special Series B Preferred Stock and can vote those shares so long as it obtains approval from the Company's disinterested public shareholders. If the SPG/Westfield offer is as "inadequate" as Taubman claims, and if TCI's shareholders are satisfied with the Taubmans' management, then Taubman should have every confidence that a free and fair vote of the disinterested shareholders would restore the group's voting rights.

          The irony, however, is that Taubman has done everything in its power to ensure that no shareholder vote of the sort is held, including passing a by-law amendment to make it more difficult to convene a special shareholder meeting to facilitate the tender offer. Indeed, by its continuing efforts to prevent the public shareholders of TCI from considering the tender offer on its merits, Taubman exposes the hollowness of its claim to be a champion of "shareholder democracy." The precise opposite is true: Taubman stands for the proposition that entrenched management should be able to insulate itself against the wishes of the overwhelming majority of a company's common shareholders.(2)

          The district court's decision is correct and should be affirmed.

----------
(2) Taubman has even tried, unsuccessfully to date, to get the Michigan legislature to reverse the district court's decision and moot this appeal. SEE D. Starkman, TAUBMANS TAKE LAW INTO THEIR OWN HANDS, Wall Street Journal, June 17, 2003, at C1 ("The law went against the Taubmans. So, the Taubmans are aiming to change the law.").

                               STATEMENT OF FACTS

     A.   BACKGROUND

          TCI was taken public by the Taubman family in 1992. (SEE R. 55, Ex. 2 (TCI Prospectus), J.A. __.) The new publicly-traded REIT was owned approximately 99% by public shareholders. (ID. at 7, J.A. __.) TCI, in turn, conducts its regional shopping center operations through a limited partnership known as the Taubman Realty Group Limited Partnership ("TRG"), of which TCI is the managing general partner. (ID. at 1, 8, J.A. __, __.)

          TCI's Articles make it impossible for anyone to acquire more than 8.23% (or in certain cases 9.9%) of the Company's voting power by automatically eliminating any economic or voting rights that would otherwise attach to the acquired shares (the "Excess Share Provision"). (R. 57, Ex. 9 (TCI Articles), at 1, 13, 15, J.A. __, __, __.) Unlike the typical REIT excess share provision, the TCI Excess Share Provision is not waivable by the board but can be amended only by a two-thirds vote of the Company's shareholders. (ID. at 11-18, J.A. __.)(3)

----------
(3) While REITS commonly utilize excess share provisions to preserve their tax status, the SPG/Westfield offer poses no threat to TCI's status as a REIT. That is because an acquisition of a REIT by another REIT or corporation (as opposed to acquisition by an individual) does

     B.   THE 1998 RESTRUCTURING

          Taubman's conduct leading up to and during this lawsuit is a continuation of its longstanding efforts to prevent TCI's disinterested public shareholders from voting on matters fundamentally affecting control of the Company.

          Prior to 1998, TCI's public shareholders, who held 99% of the voting power in the REIT, could have amended the Articles to remove the Excess Share Provision in order to facilitate an advantageous third party offer. This changed in 1998 when the Taubman family elected to "take advantage" of a corporate restructuring, known as the "GM Exchange," in order "to implement [a] governance package more favorable to [the] Family" that diminished the common shareholders' relative voting power. (R. 35 (Goldman Memorandum, A606), J.A. __.)(4) In connection with the 1998 restructuring, TCI issued a new series of preferred stock, the Series B Preferred Stock, to the Taubman family and other unitholders of TRG for a

----------

     not threaten the target REIT's tax status. (SEE R. 35 (David M. Einhorn, ET AL., REIT M&A TRANSACTIONS -- PECULIARITIES AND COMPLICATIONS, 55 Bus. Law. (Feb. 20, 2000), A1172, A1176), J.A.__, __.)

(4) The cited memorandum was authored by an investment banker with the firm of Goldman Sachs. (SEE R. 35 (Goldman Memorandum, A600), J.A. __); (SEE R. 35 (Rosenberg Dep., A1087, 1113-15), J.A. __, __.)

total consideration of $38,400. (R. 35 (Gilbert Dep., A984, A1010), J.A.__, __.) The family obtained approximately 30% of the Company's total voting power by virtue of the fact that each share of Series B Preferred Stock is entitled to one vote per share on all matters submitted to the Company's common shareholders. (SEE R. 53 (Poissant Decl.) PARA 3, J.A.__); (SEE ALSO Taubman Br. at 15 n.3).

          The GM Exchange was deliberately structured to avoid giving the public shareholders a chance to vote on it or the issuance of the Series B Preferred Stock. As Goldman Sachs, the family's advisors in the restructuring, wrote at the time, a "shareholder vote must be avoided at all costs." (R. 35 (Goldman Memorandum, A602, 607), J.A. __, __); (SEE ALSO R. 35 (Goldman Memorandum,
A603), J.A. __) ("Bobby [Taubman] should remain firm that Family will vigorously oppose any proposal which includes a shareholder vote"); (R. 35 (Goldman Notes, A617), J.A. __) ("Bobby [Taubman] told Alan: Need certainty -- NO VOTE") (emphasis in original); (R. 35 (Rosenberg Dep., A1105-06), J.A. __).

          Because of its detrimental impact on the public shareholders, the issuance of the Series B Preferred Stock had to be accomplished without shareholder scrutiny. In the end, a "public shareholder vote [was] avoided." (R. 35 (Goldman Memorandum, A602), J.A. __.) The press release announcing the GM Exchange did not even mention the Series B Preferred Stock. (R. 35 (Form 8-K, A448-52), J.A. __); (SEE ALSO R. 35 (Goldman Notes, A739),
J.A. __) (Goldman Sachs banker advice on press release: "Don't mention governance -- can of worms"); (R. 35 (Rosenberg Dep., A1117-18), J.A. __).

          Taubman misleadingly asserts that the Series B Preferred Stock was necessary to ensure that the Taubman family "would continue to have a voice" in control and governance "proportionate to their ownership interests in TRG." (SEE Taubman Br. at 14.) In fact, even WITHOUT the Series B shares, the family preserved more than a substantial "voice" in corporate governance: the family retained (indeed increased) its percentage ownership of TRG; it obtained a veto over any sale of either TRG or TCI (neither of which it had before the restructuring); and it increased its proportional representation on the TCI board from 4 of 11 members to 4 of 9. (R. 35 (Goldman Memorandum, A606-07), J.A. __.) After the transaction there were "significantly better governance rights for [the] Family than previously existed," giving the Taubmans "greater relative ownership and control." (ID. at A606, J.A. __); (R. 35 (Goldman Memorandum,
A600), J.A. __). The fact remains that by virtue of the Series B Preferred Stock, the Taubmans have a vastly disproportionate 30% voting interest in a company owned 99% by non-Taubman public shareholders.

     C.   THE SPG OFFER AND TAUBMAN'S FLAT REJECTION OF IT

          SPG's initial cash offer to TCI was made in a letter dated October 22, 2002. (R. 57, Ex. 46 (Schedule 14D-9) at 9-11, J.A. __.) At an October 28, 2002
board of directors meeting, based on Robert Taubman's advice that the Taubman family had "no interest in pursuing a sale of the Company and intended to use its significant stake in the Company to oppose the proposed transaction if it were put to a vote," the TCI board determined that the Company was "not for sale." (ID. at 11, J.A. __.)

          On November 13, 2002, little more than an hour after SPG made its proposal public, the Company announced that the board had rejected the proposal and that, in light of the family's position that it was "categorically opposed to the sale of the Company," any efforts to purchase TCI would be "unproductive." (ID. at 13, J.A. __.)

     D.   THE SCHEDULE 13D

          On November 14, 2002, pursuant to a Joint Filing Agreement, various Reporting Persons, including the Taubman family and certain friends and associates, filed a Schedule 13D with the SEC announcing that the Taubman family now controlled over one-third of the Company's outstanding voting stock. On November 14, 2002, Alfred Taubman's two sons -- Robert and William -- exercised a total of 300,000 options to purchase common stock; Robert Larson, former vice chairman of TCI's board, purchased 266,366 common shares in the open market; and The Max M. Fisher Revocable Trust purchased 150,000 common shares in the open market. The Schedule 13D also disclosed that pursuant to Voting Agreements entered into that day, Mr. Larson, Max M. Fisher, and John and Terry Rakolta (and entities they control), had transferred voting power over an aggregate of 2,440,762 shares to Robert Taubman. As the 13D stated:

         Certain of the Reporting Persons have executed the Voting Agreements described in Item 5, granting the sole and absolute right to vote their shares on any and all matters that come before the shareholders of the Company to Robert
         S. Taubman . . . . ROBERT S. TAUBMAN TOGETHER WITH THE
         TAUBMAN FAMILY CONTROLS 33.6% OF THE VOTE OF THE CAPITAL STOCK OF THE COMPANY. THE REPORTING PERSONS HAVE ENTERED INTO THE VOTING AGREEMENTS FOR THE PURPOSES OF PREVENTING AN UNSOLICITED TAKEOVER OF THE COMPANY.

(R. 57, Ex. 41 (Schedule 13D/A), J.A. __) (emphasis added). The Voting Agreements were entered into "for good and valuable consideration," including promises of indemnification and rights of first refusal to purchase shares. (SEE
R. 35 (Voting Agreements, A928-34), J.A. __.)

     E.   THE SPG TENDER OFFER

          On December 5, 2002, SPG made a formal all-cash tender offer at $18 per share, conditioned on the inapplicability of the Excess Share Provision to the shares to be acquired. (R. 57, Ex. 43 (SPG Offer), Cover Page, 9-10, J.A. __.) SPG made clear that the Taubman family could either retain its limited partnership units and economic interest in TRG or, at its election, receive the offer price or an equivalent value by exchanging its limited partnership interests for SPG limited partnership interests. (ID. at 7-8, 27-28, J.A. __, __.)

          In its offer, SPG also indicated its intention to demand, pursuant to the Control Share Act, that the Company call a special meeting at which shareholders would be asked to approve voting rights for all shares to be acquired by SPG that would constitute "control shares." (ID. at 11, J.A. __.)

          Five days later, on December 10, 2002, TCI's board of directors rejected the offer, citing among other reasons "the fact that the Taubman family and other shareholders, with combined voting power of over a third of the total voting power of the Company's capital stock have indicated they do not intend to tender their Common Shares and have taken the firm position that they are not interested in pursuing a sale transaction." (R. 57, Ex. 46 (Schedule 14D-9) at 15, J.A. __.)

          At the same time, TCI announced that it had amended its by-laws to "opt out" of the Control Share Act because it did "not need the protection" of the Act and it wanted to "avoid the cost and distracting nature of a special meeting" at which the Company's shareholders would, in effect, be asked to vote on the merits of the SPG offer. (ID. at 18-19, J.A. __.)

     F.   THE SPECIAL MEETING BY-LAW AMENDMENT

          On December 16, 2002, SPG announced that it had filed a preliminary proxy statement with the SEC to enable SPG to solicit proxies to call a special meeting of the Company's shareholders. (R. 35 (Schedule 14D-9/A, A96), J.A. __.) SPG proposed to allow the Company's shareholders to vote on whether to amend the Articles so that consummation of SPG's tender offer would not trigger the Excess Share Provision. Under the Company's then existing by-laws, holders of 25% of the Company's outstanding voting shares were entitled to call a special meeting "at any time and for any purpose" upon notice given at least 10 and not more than 60 days prior to the meeting. (R. 114 (TCI Restated By-Laws Section 1.03), J.A. __.)

          Four days later, TCI again amended its by-laws purportedly "to specify in more detail the timing and procedures that would apply to a special meeting requested by the shareholders." (R. 35 (Schedule 14D-9/A, A96), J.A. __.) The Special Meeting Amendment eliminated the right of shareholders unilaterally to call a special meeting on a date of their choosing. It provided, instead, that upon shareholder request, it is the COMPANY that calls the meeting and selects the date. The amendment provided that upon receipt of a request from 25% of the shareholders, the board must "verify" the validity of the request, and then has 10 days to fix a record date and set a meeting date not sooner than 30 days nor later than 90 days afterward. (R. 114 (TCI Restated By-Laws Section 1.03), J.A. __.)

     Invoking its right to amend its complaint once as a matter of course under Fed. R. Civ. P. 15(a), SPG amended its original complaint on December 26, 2002 to add allegations challenging the Special Meeting Amendment and further allegations concerning the Control Share Act claim. (R. 19 (First Am. Cplt.) PARAS 55-56, 67, 84, 86, 93, J.A. __, __, __, __, __.)

     G.   THE REVISED $20 TENDER OFFER

          On January 15, 2003, SPG announced that Westfield had joined in the offer and that the offer price had been increased to $20 per share in cash for all outstanding common shares, representing approximately a 50% premium to the trading price of TCI before SPG's initial offer. (R. 35 (SPG/Westfield Supplemental Offer, A56, A66), J.A __, __.) TCI rejected this offer on January 21, 2003, reiterating that "the owners of over one-third of the outstanding Taubman Centers voting shares continue in their opposition to a sale." (R. 35 (Press Release, A513), J.A. __.)

     H.   THE DISTRICT COURT'S JANUARY 22 RULING

          On January 22, 2003, the district court issued an order ("Jan. 22 Order") granting, in part, Taubman's motion to dismiss Count One of SPG's complaint insofar as it alleged that the 1998 issuance of the Series B Preferred Stock was a "control share acquisition" under the Act. (R. 33 (Jan. 22 Order), J.A. __.) The district court's conclusion that the Act applies only to previously "issued and outstanding" shares was based largely on the Official Comments to the analogous Indiana Act, which Taubman had urged the court to follow. (ID. at 12, J.A. __); (SEE ALSO R. 100 (Prelim. Inj. Tr.) at 95, J.A. __).

          At the same time, the district court denied the motion to dismiss SPG's claim that in November 2002 "Robert Taubman, the Taubman Family and those persons who entered into Voting Agreements with Robert Taubman constituted a group and that their aggregation of shares was a 'control share acquisition.'" (R. 33 (Jan. 22 Order) at 16, J.A. __.)

     I.   THE "TERMINATION" OF THE VOTING AGREEMENTS

          On January 28, 2003, less than a week after the district court held that SPG's "group" claim stated a cause of action, the parties to the

Voting Agreements filed an "amended" Schedule 13D, claiming that "there are no longer any agreements, arrangements or understandings" between them. (R. 57, Ex. 42 (Schedule 13D/A) at 1, 20-21, J.A. __, __.)

     J.   THE 85% TENDER

          As of February 14, 2003, approximately 85% of the then outstanding common shares of TCI, or some 44 million out of 52 million common shares, were tendered in response to the $20 per share offer. (SEE R. 74 (SPG Press Release, A1273), J.A. __); (R. 74 (Computer Share Report, A1275), J.A. __). This "unprecedented" response (SEE R. 74 (REIT Wrap, A1277-78), J.A. __) demonstrates TCI's shareholders' overwhelming desire to accept the SPG/Westfield offer. (SEE ALSO R. 74 (Pauley Aff., A1546), J.A.__); (R. 74 (Steers Aff., A1548), J.A.
__).(5)

----------
(5) Shareholders prefer not to keep their capital at risk. Therefore, "most shares are tendered on the last day of the tender offer," SEE TENDER OFFERS, Exchange Act Release No. 34-16384 [1979-1980 Transfer Binder], Fed. Sec. L. Rep. (CCH) PARA 82,373 (Nov. 29, 1979), when shareholders understand they may not have another chance to tender if the offer is not extended. The only such instance to date when TCI's shareholders may have anticipated the offer would not be extended was on February 14, 2003, as SPG and Westfield stated in advance that they would withdraw their offer unless at least two-thirds of the common shares were tendered by then. (SEE
     R. 74 (Schedule 14D-9A, A1292), J.A. __.) Since that mandate was received, SPG/Westfield repeatedly have extended their offer before each expiration date to give TCI's shareholders the chance for the conditions to the offer

     K.   THE PRELIMINARY INJUNCTION DECISION

          Following a period of discovery and a hearing held on March 21, 2003, the district court issued its ruling below on May 1, 2003, as amended in an Amended Opinion and Order ("Opinion") dated May 8, 2003. (R. 87 (Order), J.A. __); (R. 89 (Opinion), J.A. __). The district court did not reach the merits of SPG's claim that the issuance of the Series B Preferred Stock constituted a breach of defendants' fiduciary duties, finding that SPG lacked standing to assert this claim because it had not been a TCI shareholder in 1998. (R. 89 (Opinion) at 24, J.A. __.) The district court concluded, however, that the Taubman family formed a group in November 2002 for the purpose of exercising voting power to block the SPG tender offer: "Their shares, in combination with the shares obtained by Defendant Robert Taubman via Voting Agreements, all as announced in the November 14, 2002, Schedule 13D/A filed with the Securities and Exchange Commission, are 'control shares' under the Michigan Control Share Acquisitions Act, MCL 450.1790(2)(b)." (ID.. at 2-3, J.A. __.)

          The district court also found that defendants had "not offered a compelling justification or, in fact, any justification" for the Special Meeting

----------
     (principally, the invalidation of the Excess Share Provision through a shareholder vote) to be met.

Amendment, and that, as a "defensive measure" having the "primary purpose of interfering with or impeding the effectiveness of a shareholder vote," its adoption likely constituted a breach of fiduciary duty by the TCI board. (ID. at 35-36, J.A. __.) Accordingly, the district court enjoined defendants from enforcing the Special Meeting Amendment and instead required them to honor the by-laws as they existed prior to the amendment. (ID. at 48, J.A. __.)

                              SUMMARY OF ARGUMENT

ISSUE 1

          The district court's finding that the Taubman family and its allies formed a "group" for the specific purpose of blocking the SPG/Westfield offer was not clearly erroneous. The Michigan Act was modeled upon, and is interpreted in accordance with, the Indiana Act and its Official Comments. Both the Indiana Comments and the courts look to the standards established under section 13(d) of the 1934 Act to determine whether a "group" has been formed. Here, the evidence overwhelmingly established that in November 2002 the Taubman family, together with its allies, formed a "group" for the express purpose of voting their collective 33.6% of the Company's voting power against an amendment to the Company's Articles that would facilitate the tender offer.

ISSUE 2

          The district court correctly concluded that formation of the Taubman group was a "control share acquisition" under the Act. The pooling of voting power for a common purpose, with or without an acquisition of additional shares by any group member, is an "acquisition" of voting power by the entire group for purposes of the Act. The very essence of the "group" concept is the pooling of voting power, which does not require the acquisition of the actual legal power to vote another's shares. The identical approach is followed under section 13(d) and the Indiana Comments. Any other construction would render the Michigan Act ineffective, since it would allow individuals to circumvent the Act by acting collectively to accomplish what none of them could accomplish individually. Taubman's argument that "informal" voting agreements or understandings fall outside the Act also would read the "group" concept out of the statute and must be rejected.

          The district court's decision does not prevent shareholders from communicating on matters of common interest. It also does not permanently "disenfranchise" the Taubmans but requires them to comply with the statute by seeking approval from the Company's disinterested shareholders for voting rights for the group's shares. The decision therefore promotes, rather than undermines, corporate democracy.

          As a TCI shareholder, SPG has standing to assert a claim under the Act. Courts interpreting the Act and similar state control share statutes routinely permit shareholders to assert claims, on the merits, under such statutes. If a corporation's shareholders could not assert claims under the Michigan Act, there would be no effective means of enforcing the Act, particularly where, as here, the claims are asserted against persons in control of the corporation.

          Finally, because the district court correctly found that the Taubman family's friends and allies were acting in concert with the family to form a group, and because the Michigan Act itself defines all of the affected shares as "control shares," the district court properly exercised jurisdiction to prevent the voting of those shares pending a vote of the Company's disinterested shareholders.

ISSUE 3

          The district court correctly enjoined enforcement of a by-law amendment adopted just four days after SPG's announced intention to call a special meeting. The amendment was a "defensive measure" that had no

"compelling justification." Taubman had adequate notice that SPG was seeking to enjoin the enforcement of this by-law amendment as a breach of the directors' fiduciary duties.

ISSUE 4

          The district court correctly found that the balance of harms weighed in favor of a preliminary injunction. SPG's loss of an opportunity to complete a tender offer, and shareholders' loss of ability to accept that tender offer, constitute irreparable harm. Similarly, shareholders suffer irreparable harm when their voting rights are impeded or frustrated. By contrast, the Taubman family will not suffer harm because it can vote the shares as long as it receives the requisite shareholder approval to do so under the Control Share Act.

                                    ARGUMENT

I.   THE STANDARD OF REVIEW

          This Court reviews the district court's granting of the preliminary injunction under an "abuse of discretion standard." MASCIO v. PUBLIC EMPLOYEE RET. HEALTH SYS. OF OHIO, 160 F.3d 310, 312 (6th Cir. 1998). Such injunctions "will seldom be disturbed unless the district court relied upon clearly erroneous findings of fact, improperly applied the governing law, or used an erroneous legal standard. ID. (citing BLUE CROSS &

BLUE SHIELD MUT. OF OHIO v. BLUE CROSS & BLUE SHIELD ASS'N, 110 F.3d 318, 322 (6th Cir. 1997)). Appellate courts afford district courts' decisions to grant preliminary injunctions "great deference," BLUE CROSS & BLUE SHIELD MUT. OF OHIO, 110 F.3d at 322, and "will reverse a district court's balancing of the equities only in the rarest of circumstances." MASCIO, 160 F.3d at 313. As shown below, the district court properly granted SPG's motion for a preliminary injunction.

II. THE DISTRICT COURT CORRECTLY FOUND THAT THE TAUBMAN FAMILY AND ITS ALLIES FORMED A GROUP AND MADE A CONTROL SHARE ACQUISITION UNDER THE MICHIGAN CONTROL SHARE ACT.

     A.   THE BACKGROUND AND PURPOSE OF THE CONTROL SHARE ACT

          1. CONSISTENT WITH THE FEDERAL WILLIAMS ACT AND UNITED STATES CONSTITUTION, THE ACT DOES NOT DISCRIMINATE BETWEEN OUTSIDE BIDDERS AND INSIDER MANAGEMENT.

          The Control Share Act was added to the Michigan Business Corporation Act in 1988, and was based on the Indiana Act whose constitutionality was upheld in CTS v. DYNAMICS CORP. OF AMERICA, 481 U.S. 69 (1987). The Michigan Act denies voting rights to "control shares" of an issuing Michigan public corporation acquired in a "control share acquisition" unless a majority of the corporation's disinterested shareholders approve a resolution granting such rights. The Act applies to the acquisition of the shares, "directly or indirectly, alone OR AS PART OF A GROUP." MCL
Section 450.1790(2) (emphasis added).

          The statute is careful, as is the Indiana Act, not to discriminate between tender offerors and incumbent management. Thus, a control share acquisition by ANY person or group falls within the ambit of the statute, whether the acquirer is an outsider who previously owned no shares, an existing minority shareholder or indeed even a controlling insider shareholder.

          This neutrality stems from concerns that an avowedly "pro-management, anti-bidder" statute would be unconstitutional as a violation of the Commerce Clause and/or the Supremacy Clause insofar as it would conflict with, and be pre-empted by, the federal Williams Act, 15 U.S.C. Sections 78m(d)-(e) and 78n(d)-(f), which was enacted in 1968 as part of a comprehensive amendment to the 1934 Act to address issues arising in the takeover context. SEE CTS, 481 U.S. at 79. In 1982, the Supreme Court struck down, as violative of the Commerce Clause and the Supremacy Clause, a so-called "first generation" anti-takeover statute of Illinois, which required tender offerors to provide pre-commencement notice of their offer, prohibited bidders (but not management) from communicating with shareholders during the notice period, and allowed the secretary of state to hold a hearing on the "fairness" of the offer before it could proceed. EDGAR v. MITE CORP., 457 U.S. 624 (1982). A plurality of the Court found the statute pre-empted by the Williams Act, which was designed to protect investors while "avoid[ing] favoring either management or the takeover bidder." ID. at 633. As the plurality noted, Congress in passing the Williams Act "became convinced 'that takeover bids should not be discouraged because they serve a useful purpose in providing a check on entrenched but inefficient management.'" ID. (citations omitted). Accordingly, Congress "disclaimed any 'intention to provide a weapon for management to discourage takeover bids'" and instead "embraced a policy of neutrality" and "evenhandedness." ID. (citations omitted). SEE ALSO ID. ("'We have taken extreme care to avoid tipping the scales either in favor of management or in favor of the person making the takeover bid.'") (quoting sponsoring Senator Williams).

          Shortly after MITE was decided, this Court in MARTIN-MARIETTA CORP. v. BENDIX CORP., 690 F.2d 558 (6th Cir. 1982), held that the anti-fraud and enforcement provisions of the Michigan Take-Over Offers Act, an earlier state takeover statute that contained an exception for issuer tender offers, posed an impermissible burden on interstate commerce. Three years later, in L.P. ACQUISITION CO. v. TYSON, 772 F.2d 201 (6th Cir. 1985), this

Court directed entry of a preliminary injunction against enforcement of the same Michigan anti-takeover statute. The Court found the statute violated the Supremacy Clause, because it "frustrate[d] the congressional purpose of maintaining a balance between the target company and the offeror." ID. at 209.

          In 1987, in CTS, the Supreme Court upheld the constitutionality of the Indiana Act, which conditions voting rights of shares acquired in a control share acquisition at or above any of three thresholds (20%, 33 1/3% or 50%) on approval by a majority of the disinterested shareholders. The Court found that the statute "protects the INDEPENDENT shareholder AGAINST THE CONTENDING PARTIES" and "does not alter the balance between management and offeror in any significant way." 481 U.S. at 82 (emphasis added).(6)


----------
(6) The CTS Court expressed concerns about "the coercive effects of some tender offers," such as those in which non-tendering shares may feel compelled to tender for fear that they will be forced to sell their shares at a depressed price if the offer is successful. 481 U.S. at 83; SEE ALSO RADOL
     v. THOMAS, 772 F.2d 244, 252, 255 (6th Cir. 1985) (noting coercive aspects of "two-tier, front-end loaded" tender offers by which shareholders who do not tender may receive lower price for their shares in second-stage merger). The SPG/Westfield offer, however, poses none of these threats: it is an all-cash offer for all outstanding common shares containing a commitment to convert any shares not purchased in the offer "into the right to receive an amount

          2. THE CONTROL SHARE ACT IS TO BE INTERPRETED BASED ON THE ANALOGOUS INDIANA ACT AND OFFICIAL COMMENTS.

          As the district court found, the Michigan Act "was modeled after the Indiana statute and adopts that language virtually in its entirety." (R. 89 (Opinion) at 41, J.A.__); SEE ALSO HEENAN v. PAGE, No. 90-020150-CZ, slip op. at 7 (Mich. Cir. Ct. Wayne County Sept. 6, 1991) ("it is not seriously disputed by Defendants that the Michigan Control Share Acquisitions Act is patterned after the [Indiana Act]") (Addendum at A-7, A-15). Courts interpreting the Michigan Act have therefore looked to the Indiana Act and its Comments for guidance. (R. 89 (Opinion) at 40-41, J.A. __); SEE ALSO ATLANTIS GROUP, INC. v. ALIZAC PARTNERS, No. 1:90-CV-937, 1991 U.S. Dist. LEXIS 12106, at *19 (W.D. Mich. Aug. 27, 1991) (Addendum at A-1, A-5); HEENAN v. PAGE, slip op. at 9 (Addendum at A-17). Under the Indiana Act, the Comments have "Official" status and "may be consulted by the courts to determine the underlying reasons, purposes, and policies of the article and may be used as a guide in its construction and application." Ind. Code Section 23-1-17-5; SEE FLEMING v. INTERNATIONAL PIZZA SUPPLY CORP., 676 N.E.2d 1051, 1054 n.5 (Ind. 1997) (Indiana Supreme Court "recognize[s] these comments as authoritative."). Therefore, as the district court held, "it

----------
     in cash per share equal to the highest price per share paid" in the offer. (R. 57, Ex. 43 (SPG Offer) at 3, J.A. __.)

is appropriate for this Court to infer that it was the Michigan Legislature's intent to adopt the language of the analogous control share statutes AND the stated underlying purpose and intent of the Indiana legislature." (R.33 (Jan. 22 Order) at 11 (citing PEOPLE v. STOUDEMIRE, 429 Mich. 262, 271-72 (1987), J.A. __.)

     B. THE DISTRICT COURT CORRECTLY FOUND THAT A GROUP WAS FORMED WITH RESPECT TO 33.6% OF THE VOTING POWER OF THE COMPANY.

          The district court correctly found that the Taubman family, acting in concert with the parties to the Voting Agreements, formed a group within the meaning of the Michigan Act for the purpose of exercising voting power to block the SPG offer. (R. 89 (Opinion) at 2, 42, J.A. __, __.)

          While the term "group" in the Act is not defined, both the Indiana Comments and courts look to section 13(d) of the 1934 Act and the Rules under it to determine the existence of a group under state control share acts. As stated in the Indiana Comments:

          [T]he legal form of the acquisition, or whether the acquisition is made by one person OR BY TWO OR MORE PERSONS ACTING COOPERATIVELY OR IN CONCERT, will not affect application of the Chapter. THIS IS SIMILAR TO THE "GROUP" APPROACH ADOPTED BY THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES EXCHANGE ACT OF 1934. SEE REG. 13d-5, 17 C.[F.]R. SECTION 240.13d-5.

Ind. Code Section 23-1-42-1, Official Comments (emphasis added). The district court embraced this approach, noting that a control share acquisition occurs when in "any transaction or series of transactions . . . A GROUP OF PERSONS ACTING TOGETHER, ACQUIRES THE SUBSTANTIVE PRACTICAL ABILITY TO VOTE" more than 20%, 33-1/3% or a majority of the voting shares. (R. 33 (Jan. 22 Order) at 13, J.A. __) (citing Indiana Comments) (emphasis added).

          Courts construing the Michigan Act and analogous control share statutes have likewise followed the Indiana Comments and section 13(d) to determine the existence of a group. SEE, E.G., ATLANTIS GROUP, INC., 1991 U.S. Dist. LEXIS 12106, at *19 (relying upon Indiana Comments to determine existence of group under Michigan Act) (Addendum at A-5); BREAUD v. AMATO, 657 So. 2d 1337, 1343 (La. Ct. App. 1995) (consulting section 13(d) "to assist the Court in determining whether the Smith Group acted as a 'group' for purposes of the [Louisiana Control Share Acquisition] Act" and concluding that the statute had been triggered by a "group" of shareholders).

          Under section 13(d), the threshold issue is whether defendants "agreed to act together for the purpose of acquiring, holding, VOTING or disposing of" a company's shares. SCHAFFER v. CC INV., LDC, No. 99 Civ. 2821 (VM), 2002 WL 31869391, at *4 (S.D.N.Y. Dec. 20, 2002) (emphasis added) (Addendum at A-23, A-26). Whether the requisite agreement exists is a question of fact. SEE HALLWOOD REALTY PARTNERS, L.P. v. GOTHAM PARTNERS, L.P., 286 F.3d 613, 617 (2d Cir. 2002); MORALES v. QUINTEL ENTM'T, INC., 249 F.3d 115,
124 (2d Cir. 2001). The agreement may be formal or informal and may be proved by direct or circumstantial evidence. ID.; SEE BREAUD, 657 So. 2d at 1343 (citing WELLMAN v. DICKINSON, 682 F.2d 355, 363 (2d Cir. 1982)); SEC v. SAVOY INDUSTRIES, INC., 587 F.2d 1149, 1163 (D.C. Cir. 1977).

          Among the indicia of the existence of a group are "representations and insinuations to third parties by members of the group that its members together 'control' a block of shares, even though those shares are on the record of the company as owned by individual group members." BREAUD, 657 So. 2d at 1343. Another indicator is "action taken by the group to affect the corporate direction of the company." ID. at 1344.

          Here, the direct and circumstantial evidence overwhelmingly support the district court's finding of a "group" whose purpose was admitted by the group itself: to vote as a block to preclude the SPG tender offer. The Schedule 13D not only "insinuates" but proclaims that Robert Taubman and the family have formed a blocking position against the tender offer. Various other public statements and SEC filings evidence the formation of this group. (SEE, E.G., R. 35 (Schedule 14D-9/A, A120), J.A. __) ("holders of more than a third of the voting power HAVE ALREADY EXPRESSED THEIR AGREEMENT with the board's position that Taubman Centers is not for sale, AND WILL VOTE AGAINST the Simon proposal if the meeting is held") (emphasis added); (R. 57, Ex. 46 (Schedule 14D-9/A) at 15, J.A. __) ("the Taubman family and other shareholders, with combined voting power of over a third of the total voting power of the Company's capital stock, have indicated that they do not intend to tender their Common Shares and have taken the firm position that they are not interested in pursuing a sale transaction.").

          Taubman's attempts to deny the formation of this group are unavailing. First, Taubman points to the Schedule 13D "disclaimer" by the family of beneficial ownership with respect to shares owned by other members of the family. Given the other evidence in the record, the district court correctly rejected this "disclaimer" as meaningless boilerplate. (R. 89 (Opinion) at 40, J.A. __); SEE ALSO SEILON INC. v. LAMB, No. C 83-314, 1983 WL 1354, at *14 (N.D. Oh. July 27, 1983) (members of group had duty to file 13(d) "despite their disclaimers that no group had been formed"); STRAUSS v. AMERICAN HOLDINGS, INC., 902 F. Supp. 475, 479 n.2 (S.D.N.Y. 1995) (sustaining allegation of group formation despite fact that Schedule 13D "disclaimed any intention of acting in a group").

          Taubman also argues that no "group" was formed among the Taubman family in 2002 because the family "as a group" acquired its Series B Preferred Stock in 1998 in a transaction exempt from the Control Share Act. (Taubman Br. at 48-49.) This argument misses the point. Whether the Taubman family, or any of its members, formed a group in connection with the 1998 transaction, or at some other point, with some other persons, for some other purpose or purposes, prior to November 2002, is not at issue here. A "group" comes into being as a result of, and is defined by, the specific common objective for which it was formed, such as achieving or preventing a particular corporate action. The only group the district court found to have triggered the Control Share Act -- the one formed to vote against the SPG offer -- could not have existed prior to November 2002. In short, the 1998 stock issuance did not, and could not have, permanently insulated the Taubman family or any of its members from the statutory consequences of forming new groups, for new purposes, at later dates.

          Robert Taubman's own testimony confirms that in November 2002 he was acting pursuant to an agreement not only with the parties to the Voting Agreements, but in concert with the family itself. He testified that he spoke to his father and brother before entering into the Voting Agreements and they all agreed that "WE were going to ask for them." (R. 35 (R.

Taubman Dep., A1124, 1161-62), J.A. __, __); (SEE ALSO ID. at A1128-30, J.A. __)
("WE had conferred with our family. I had spoken to my father, spoken to my brother, spoken to my sister, and WE HAD COME TO THAT CONCLUSION [to vote against the transaction]") (emphasis added).

          The assertion that Robert Taubman was acting "alone" in connection with the Voting Agreements (Taubman Br. at 21) is further belied by the following testimony he gave concerning contacting another person about entering into a voting agreement:

     Q:   And did Mr. Kuhn agree to enter into a voting agreement with you?

     A:   If, if WE decided that WE wanted to, he was prepared to do so.

     Q:   But you didn't.

     A:   WE decided not to.

     Q:   WHEN YOU SAY "WE" YOU'RE REFERRING TO YOUR FAMILY?

     A:   YES.

(R. 35 (Taubman Dep., A1160), J.A. __) (emphasis added).

          Further corroborative evidence that the family itself formed a new group in November 2002 is that this was the FIRST TIME the family's 30% holdings were ever included in a Schedule 13D filing. Indeed, when Robert Taubman filed a
Schedule 13D in January 2000 (solely as a result of the vesting of certain options), the family's 30% block of Series B Preferred

Stock was NOT included in the filing. (R. 16, Ex. L (TCI Schedule 13D) at 3, J.A. __.) Yet the family's entire voting block WAS included in the November 2002
Schedule 13D, because something had changed: the family had formed a group with its friends and allies to block any vote in favor of the SPG offer.(7)

          "Undoubtedly regretful," as the district court put it, of the "candor" of the 13D filing, Robert Taubman tried to un-do the group by terminating the Voting Agreements right after the district court's January 22 Order. (R. 89 (Opinion) at 43, J.A. __.) But this move was too little, too late. Far from disproving the existence of a group, the parties' "termination agreement," a tactical litigation maneuver, confirmed that the family friends continued to act at the instruction of Robert Taubman and his family. No one can seriously believe that their agreement to vote against the SPG offer has changed in the slightest. "It would require a degree of naivete" to believe that the admitted group activities "were not the product of an


----------
(7) Taubman argued below that the Series B Preferred Stock was not included in any prior Schedule 13D because the Series B shares are not "registered securities" and the rules only require filing with respect to registered securities. But that remained true in November 2002 as well -- yet the Series B shares were included in the new 13D filing.

agreement" that exists to this day. SEE CITIZENS FIRST BANCORP, INC. v. HARRELD, 559 F. Supp. 867, 872 (W.D. Ky. 1982).(8)

          In sum, the district court correctly found that "the Taubman family formed a group for the purpose of obtaining the practical ability to direct 33.6% of the voting power of TCI, and stated as much in its November 14, 2002
Schedule 13D/A filing with the SEC." (R. 89 (Opinion) at 42, J.A. __.) This factual finding, based on the totality of the direct and circumstantial evidence and the reasonable inferences to be drawn therefrom, was not clearly erroneous.

     C. THE DISTRICT COURT CORRECTLY HELD THAT FORMATION OF THE TAUBMAN GROUP CONSTITUTED A CONTROL SHARE ACQUISITION OF 33.6% OF THE VOTING POWER OF TCI.

          1.   NO ADDITIONAL PURCHASE OF SHARES WAS NECESSARY.

          The district court's conclusion that the formation of the group evidenced in the Schedule 13D was a control share acquisition was correct. The district court properly held that "no actual purchase of shares is necessary to trigger the Control Share Act when a group forms for the purpose of directing the exercise of voting power" within one of the statutory ranges. (R. 89 (Opinion) at 42, J.A. __.) While Taubman attacks

----------
(8) Even less credible is Taubman's suggestion that Mr. A. Alfred Taubman, Robert Taubman's father, "could change his mind at any time and vote in favor of the SPG offer." (Taubman Br. at 34.)

this conclusion as "unfounded" and "unprecedented," it is neither. The conclusion follows from the language, purpose and operation of the Michigan Act and is entirely consistent with the Indiana Comments and settled principles under section 13(d) and interpretative case law.

          Turning first to the statutory language, Taubman is wrong in contending that only a purchase of "new shares" can constitute a control share acquisition. (Taubman Br. at 28.) The acquisition of voting power, or the power to direct the exercise of voting power, is an "acquisition" under the Act just as much as an acquisition of shares. MCL Section 450.1791(1). As the district court stated:

          Contrary to Defendants' assertions, the Michigan Control Share Act speaks not only in terms of the acquisition of ownership of shares, but also of the power to direct the exercise of voting power with respect to shares. While the term "acquisition" is not specifically defined in the statute, by the terms of the statute, it means not only an outright purchase (or possession) of stock, but also the control of stock voting power.

(R. 89 (Opinion) at 39-40, J.A. __.) Furthermore, as the Indiana Comments make clear, an "acquisition" of control shares "MAY BE . . . AS PART OF A GROUP," I.E., by "two or more persons acting cooperatively or in concert." Ind. Code
Section 23-1-42-1, Official Comments (emphasis added). For the statute to afford any meaningful protection, it is necessarily the case that

"group" acquisition of voting power arises upon the formation of the group. Any other construction would render the statute ineffective, since it would allow individuals, acting in concert with one another, to accomplish indirectly and collectively what none of them could accomplish individually.

          For example, under the Taubman interpretation, three shareholders each owning 17% of a company's outstanding voting shares, or five shareholders each owning 11%, could form a "group" and pool their voting power so as to control more than 50% of the voting stock without triggering the statute. The same would be true at the lower statutory thresholds -- I.E., three shareholders each owning 7% could cross the 20% line, or each owning 12% could control more than 33 1/3% of the voting power, by entering into an agreement without acquiring a single additional share. The permutations are endless; the point remains the same: persons (including existing shareholders) cannot be allowed to evade the statute by entering into group agreements. And under an evenhanded application of the statute, which is constitutionally required, this "no evasion" principle must apply to groups of incumbent insiders as well as outside bidders.

          In fact, the very purpose of the group concept under section 13(d) is "to prevent evasion" of the statute and to cover "not only the isolated shareholder who accumulates shares of a corporation's common stock, but also a group of shareholders who undertake the same activity as part of a collective effort." MORALES v. QUINTEL ENTM'T, INC., 249 F.3d 115, 123 (2d Cir. 2001). SEE ALSO WELLMAN v. DICKINSON, 682 F.2d at 366 ("This [group] provision would prevent a group of persons who seek to pool their voting or other interests . . . from evading the provisions of the statute because no one individual owns more than . . . [5] percent of a class of securities at the time they agreed to act in concert . . .") (quoting Williams Act legislative history).

          For this reason, section 13(d) and the rules thereunder provide that the pooling of voting power by a group above the statutory threshold triggers the statute:

          When two or more persons agree to act together for the purpose of acquiring, holding, voting or disposing of equity securities of an issuer, the group formed thereby shall be deemed to have acquired beneficial ownership . . . as of the date of such agreement, of all equity securities of that issuer beneficially owned by any such persons.

17 C.F.R. Section 240.13d-5(b)(1). In other words, each member of a group is deemed to have acquired the voting power held by the other members upon the formation of the group "even without additional purchases of stock by any of its members." TEXASGULF, INC. v. CANADA DEV. CORP, 366 F. Supp. 374, 403 (S.D. Tex.
1973); SEE GAF CORP. v. MILSTEIN, 453 F.2d 709, 718

(2d Cir. 1971) ("It hardly can be questioned that a group holding sufficient shares can effect a takeover without purchasing a single additional share of stock"). And because the group "must be treated as an entity separate and distinct from its members," it acquires its shares, for the first time, "only after its formation." MILSTEIN, 453 F.2d at 715-16.

          Taubman attempts to denigrate this "deemed acquisition" concept as some sort of peculiarity of section 13(d), but it is absolutely essential if the Act is to have any teeth.(9) If formation of a group were not treated as an acquisition by each group member, then the statute could be completely evaded by persons acting in concert. Thus, the district court correctly held that "the group formed by the Taubman family is an entity separate and distinct from its individual members," and that upon its formation it acquired a 33.6% voting block. (R. 89 (Opinion) at 42-43, J.A. __.)

          It is simply irrelevant that, as Taubman claims, no member of the Taubman family ever acquired "actual power" to direct the vote of any

----------
(9) The section 13(d) definition of deemed beneficial ownership is not limited to that statute, but also applies in other contexts such as the "short swing profits" rule of section 16(b) of the 1934 Act, which includes among its remedies disgorgement of trading profits. SEE SCHAFFER v. CC INV., LDC, No. 99 Civ. 2821 (VM), 2002 WL 31869391, at *3 (S.D.N.Y. Dec. 20, 2002)
     (Addendum at A-23, A-25).

other member. The essence of a "group" is not the actual power to vote the shares of one another, but the pooling of voting power to achieve a common objective. As explained in the Indiana Comments:

          [T]he key is not simply whether a single person acquires actual record ownership of a sufficient percentage of shares with voting power in the election of directors: Any transaction or series of transactions under which a person, OR A GROUP OF PERSONS ACTING TOGETHER, ACQUIRES THE SUBSTANTIVE PRACTICAL ABILITY to vote or direct the exercise of voting power within the ranges specified in 23-1-42-1 -- directly or indirectly, individually or collectively -- will constitute a "control share acquisition" under the Chapter, whatever the form of the transactions or the formal ownership of the shares.

Ind. Code Section 23-1-42-2, Official Comments (emphasis added).

          Taubman further argues that the Michigan Act does not explicitly incorporate the so-called "deemer" provision of Rule 13d-5 or the section 13(d) definition of a "group" as a "person." (Taubman Br. at 39-40 & n.10.) Of course, Taubman does not hesitate to cite other rules promulgated under section 13(d), such as Rules 13d-3 and 13d-4, when they allegedly provide analogous support for Taubman's position. (SEE Taubman Br. at 32 nn. 7-8.) Taubman also disregards the Indiana Comments, which EXPLICITLY cites Rule 13d-5. SEE Ind. Code Section 23-1-42-1, Official Comments. And Taubman ignores the well-settled principle that a statute "should receive such construction as will effectuate rather than defeat [its] purpose." HUDSON MOTOR CAR CO. v. HERTZ, 121 F.2d 326, 330 (6th Cir. 1941); SEE NIECE v. FITZNER, 941 F. Supp. 1497, 1505 (E.D. Mich. 1996) ("In determining the meaning of [a] statute, we look not only to the particular statutory language, but to the design of the statute as a whole and to its object and policy.").

          Far from rendering any part of the Control Share Act "nugatory," as Taubman claims (Taubman Br. at 40), the district court's determination that a group is a distinct "person" under the Michigan Act, and acquires the voting power of its members upon its formation, is necessary to prevent wholesale evisceration of the statute through concerted action.(10) That is why section 13(d) deems a group to be a separate person, and it only makes sense to interpret the Act in the same manner.(11)

----------
(10) Taubman further overlooks Section 450.1792 of the Michigan Act, which defines the "persons" who may exercise or direct voting power of a corporation as "[a]n acquiring person OR MEMBER OF A GROUP WITH RESPECT TO A CONTROL SHARE ACQUISITION." MCL Section 450.1792(a) (emphasis added). This definition plainly reflects a statutory intention to include "groups" among the "persons" who can engage in control share acquisitions.

(11) In any event, there WAS a control share acquisition of 33.6% of the voting power by Robert Taubman, unquestionably a "person" within the meaning of the Act. When the Taubman family pooled its voting power to oppose the SPG offer, a "group" was formed covering 30%

          2.   A GROUP ACQUISITION MAY APPLY TO PREVIOUSLY-OWNED SHARES.

          None of Taubman's arguments as to why "previously-owned" shares cannot be "control shares" under the Michigan Act has any merit.

          Taubman purports to find support for its argument based on the Michigan Act's definition of control shares as those which "when added to all other shares . . . owned by a person or in respect to which that person may exercise or direct the exercise of voting power, would entitle THAT PERSON, immediately after acquisition of the shares, directly or as part of a group," to exercise voting power within one of the statutory ranges. MCL Section 450.1790
(2) (emphasis added). Thus, Taubman contends, "the shares previously-owned by the members of the group are counted as base level shares," and only newly-acquired shares that bring the group within one of the statutory ranges can be "control shares." (Taubman Br. at 27-28.)

----------
     of the voting shares, by which Robert Taubman (who previously owned only about 1% of the voting power) acquired indirectly the right to vote those shares. The family then deputized Robert Taubman to assemble another 3% of the voting power via the Voting Agreements, which he did "within a 90-day period . . . or pursuant to a plan to make a control share acquisition," such that he acquired "in the same transaction" 33.6% of the voting power of the Company. SEE MCL Section 450.1791(2). This acquisition was a "control share acquisition" and all of the shares so acquired -- 33.6% -- are "control shares."

          But this argument ignores the group concept. Shares previously owned by members of a newly-formed "group" cannot fix the "base level" for calculating the number of shares acquired by the group in the control share acquisition, because, by definition, the group did not exist, as a "person" or otherwise, until the group was formed. Thus, the shares acquired by the group cannot have been pre-existing shares owned by "THAT PERSON."(12)

          Tellingly, in asserting that the "base level" of shares owned by a "person" includes shares previously held "by a group" (Taubman Br. at 26), Taubman has tacitly conceded the very point -- which it strenuously disputes elsewhere -- that a "person" under the Act includes a "group." That concession is correct. But in making that concession, Taubman overlooks the critical distinction between the acquisition of new shares by a pre-existing group, and the formation of a new group with a specific common objective, as happened here.

----------
(12) SEE ALSO MILSTEIN, 453 F.2d at 718 ("But, the Milstein group is not a 'person' who held its stock before the effective date of the Williams Act
     . . . the crucial event under section 13(d) was the formation of the group, which allegedly occurred after the effective date and the purpose of which was to seize control of GAF.").

          When a pre-existing group (or other person), acquires additional shares within one of the statutory ranges, only the new shares may constitute "control shares" (unless the shares were all acquired within a 90-day period, or pursuant to a plan to make a control share acquisition, in which case the entire acquisition is treated as one. SEE MCL Section 450.1791(2)). This makes sense, since the acquisition of new shares by a person or pre-existing group generally changes voting power in the corporation only incrementally. But by its nature, when an entirely new group is formed with a common objective, it is accretive in terms of voting power. Thus, when a new group is formed, ALL of the shares thereby acquired are "control shares."(13)

          Taubman's "base level" argument is inconsistent with Rule 13d-5, which was specifically endorsed by the Indiana Comments, and with MILSTEIN, the forerunner of Rule 13d-5, which held that section 13(d) "was

----------
(13) Contrary to what Taubman claims, this conclusion does not make redundant the Act's definition of "interested shares," I.E., those which are not permitted to vote on the resolution to approve the control share acquisition. SEE MCL Section 450.1792. As stated in the Indiana Comments, an acquiring person's "interested shares" include "both any control shares acquired in the 'control share acquisition' and any shares it owned prior to the acquisition." (Taubman Br. at 41.) But a new group owns no pre-existing shares; its only "interested shares" are those it acquires in the control share acquisition upon the group's formation.

not intended to be restricted to only individual stockholders who made future purchases." 453 F.2d at 718. The district court expressly, and correctly, cited MILSTEIN as a basis for its holding on this point. (R. 89 (Opinion) at 40, J.A. __.)

          Taubman's reliance on ATLANTIS GROUP, INC. v. ALIZAC PARTNERS, No. 1:90-CV-937, slip op. (W.D. Mich. Dec. 5, 1991) (Taubman Addendum at A-35) for the proposition that previously-owned shares are always excluded from a "group" control share acquisition (Taubman Br. at 28) is also misplaced. The holdings by the district court in that case are entirely consistent with the decisions of Judge Roberts below. As did Judge Roberts, the district court in ALIZAC first held, on a motion to dismiss, that the complaint sufficiently alleged the existence of a group, and that formation of the group could constitute a control share acquisition under the Michigan Act based on the "group" approach under section 13(d) and the Indiana Act. ATLANTIS GROUP, INC. v. ALIZAC PARTNERS, 1991 U.S. Dist. LEXIS 12106, at *18-21 (W. D. Mich. Aug. 27, 1991) (Addendum at A-5 to A-6); (see R. 33 (Jan. 22 Order) at 16, J.A. __.) After further factual development, the district court in ALIZAC then found, on a motion for preliminary injunction, that the plaintiff failed to "identify any direct evidence of an agreement among these shareholders to act in concert," and that the circumstantial evidence "does not rise to the level needed to show formation of a group under
Section 13(d)." ALIZAC, slip op. at 8 (Taubman Addendum at A-42). It therefore followed that "[w]ithout a finding of group control, the defendants do not fall under the terms of the [Michigan Control Share] Act." ID. at 10 (A-44). Examining different facts, Judge Roberts below concluded that the Taubman family and its allies did form a group and that their actions in doing so constituted a control share acquisition under the Michigan Act, an issue the court in ALIZAC did not need to address.(14)

          3. THE INFORMAL NATURE OF A GROUP AGREEMENT DOES NOT PRECLUDE A FINDING OF A CONTROL SHARE ACQUISITION.

          Taubman's argument that "non-binding" or "informal" agreements or understandings cannot constitute a control share acquisition (Taubman Br. at 35) is likewise incorrect. Under section 13(d), an agreement to form a group may be informal and need not be in writing. MORALES, 249 F.3d at 124; SEE BREAUD, 657 So. 2d at 1343 (interpreting Louisiana Control Share Act). The Indiana Comments further make clear that a control share acquisition may be found when a group acquires, directly

----------
(14) Given the ALIZAC court's finding that no group existed, its subsequent statement that because the shareholders' "alignment, if one exists, was not based on an acquisition of control shares, the statute PROBABLY does not apply to them," was plainly DICTA. (Taubman Addendum at A-44) (emphasis added).

or indirectly, "sufficient practical ability in fact" to vote or direct the exercise of voting power within the ranges specified. Ind. Code Section 23-1-42-1, Official Comments. No formal written agreement is required.

          Taubman claims that the agreement must nonetheless be an "enforceable obligation" by virtue of "consideration," citing the exception in the Michigan Act for acquisitions "by gift, testamentary disposition, marital settlement, descent and distribution, or otherwise without consideration." SEE MCL Section 450.1791(4)(c). This exception is plainly directed at transactions accomplished without any intention to achieve increased voting power within the ranges covered by the statute. The exception cannot be read to apply to deliberate agreements among shareholders -- whether formal or informal -- to pool their voting power in order to defeat a specific corporate transaction. The "otherwise without consideration" language is a catch-all meant to cover transactions of a similar nature not specifically enumerated in what precedes the phrase.(15)


----------
(15) "According to the rule of EJUSDEM GENERIS, when general words follow the enumeration of specific words in a statute, courts are to construe the general words in a manner that limits them to the same class of things enumerated by the preceding specific words." ALLINDER v. INTER-CITY PRODUCTS CORP. (USA), 152 F.3d 544, 549 (6th Cir. 1998).

          If "informal, non-binding" agreements were exempted from the statute on the grounds that they are "without consideration," then the group concept would be read out of the Act entirely. Taubman's effort to eviscerate the Act in this manner should be rejected.(16)

          4. THE DISTRICT COURT'S DECISION DOES NOT "UNDERMINE CORPORATE DEMOCRACY" BUT INSTEAD PROMOTES IT.

          Much of Taubman's brief is devoted to parading a list of alleged "severe consequences for corporate democracy" that it claims will result if the district court's decision is not reversed. According to Taubman, shareholders will be rendered "powerless to collectively defend themselves" against hostile takeovers, and board members will be "precluded from responding to any proposed takeover" if they own collectively more than 20% of the company's voting shares. (Taubman Br. at 41-43.)

          None of this is true. Nothing in the decision below, nor anything in section 13(d), prevents shareholders from meeting and discussing any matter; announcing their positions for or against any matter, including a proposed takeover; voting their shares for or against any matter,

----------
(16) Contrary to what Taubman claims, YOUNG v. GENERAL ACCEPTANCE CORP., 770 N.E.2d 298 (Ind. 2002) did not hold that formation of a group can never be a control share acquisition. The court stated that a "revocable proxy of the kind typically solicited for shareholder meetings of public companies" is not a control share acquisition, ID. at 302, a proposition with which SPG agrees.

or soliciting revocable proxies from other shareholders in connection with shareholder meetings. Furthermore, nothing in the district court's decision or analogous precedent prevents directors, acting in their capacity as fiduciaries for all of a company's shareholders, from taking a position for or against a proposed takeover and communicating that position to the shareholders and the world at large, regardless of the number of shares the directors collectively own.

          Under section 13(d), meetings and discussions among shareholders, without more, will not lead to a conclusion that a group has been formed. SEE TEXASGULF, INC. v. CANADA DEV. CORP., 366 F. Supp. 374 (S.D. Tex. 1973). Similarly, as the ALIZAC case relied on by Taubman demonstrates, actions taken by directors in managing and operating a corporation -- including responding to takeover attempts -- will not lead to the conclusion that they have formed a group under the Michigan Act. ALIZAC PARTNERS, slip op. at 8 (Taubman Addendum at A-42). It is only when, as here, management personnel go beyond management activities and either acquire shares or pool their collective shares for a specific purpose that the issue of a group formation arises. SEE WARNER COMMUNICATIONS, INC.

v. MURDOCH, 581 F. Supp. 1482, 1499-1500 (D. Del. 1984); JEWELCOR, INC. v.
PEARLMAN, 397 F. Supp. 221, 243-44 (S.D.N.Y. 1975).(17)

          Understandably, Taubman prefers to divert this Court's attention from the facts of THIS case, where the evidence of a group is virtually indisputable, to other situations where the proof of concerted action is less clear and often falls short. But such cases can, and should, be determined on their facts as they arise. That is what the district court did here.

          Taubman's further argument that the district court's decision "disenfranchises" the Taubman family and unfairly "strips" them of their voting rights is easily refuted. The control shares they hold are not irrevocably divested of voting rights; the "practical effect" of the statute, as

----------
(17) In fact, federal law concerning "groups" specifically permits the kinds of normal shareholder activities that Taubman claims would be at risk under the district court's ruling. The SEC has specifically stated that shareholders who receive solicitations, or who grant revocable proxies, do not, without more, form a "group" under Section 13(d). AMENDMENTS TO BENEFICIAL OWNERSHIP REQUIREMENTS, Exchange Act Release No. 39,538 [1998 Transfer Binder], Fed. Sec. L. Rep. (CCH) PARA. 86,002, at 80,113 (Jan. 12,
     1998). Especially in light of proxy rule exemptions that were adopted in 1992 to "facilitate communications among shareholders," the SEC has stated that it "does not believe that the current beneficial ownership and group concepts unduly interfere with the type of shareholder communications contemplated by the proxy rule exemptions." ID.

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described by the Supreme Court, is simply to condition their voting rights "on approval of a majority of the pre-existing DISINTERESTED shareholders." CTS, 481 U.S. at 74 (emphasis added). Far from "undermining" corporate democracy, the district court's decision, consistent with section 13(d) and the Williams Act, "protects the independent shareholder AGAINST THE CONTENDING PARTIES." ID. at 82 (emphasis added). Taubman's steadfast refusal to heed the wishes of the public shareholders of TCI validates the wisdom of that approach.

     D.   SPG HAS STANDING TO ASSERT ITS CONTROL SHARE ACT CLAIM.

          Taubman's argument that SPG lacks "standing" to assert a claim under the Control Share Act is without merit. As a CURRENT shareholder of the Company, SPG has standing under the Act to challenge the FUTURE voting of control shares by the Taubmans.

          In cases involving claims by shareholders for violations of state control share acquisition statutes, courts routinely entertain those claims on the merits without questioning the shareholder-plaintiffs' "standing." Thus, in HEENAN v. PAGE, No. 90-020150-CZ, slip op. (Mich. Cir. Ct. Wayne County Sept. 6,
1991) (Addendum at A-7), involving an early construction of the Michigan Act, the court denied a motion to dismiss a claim brought by one shareholder faction against a competing family faction. The court's

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assumption that the shareholder-plaintiffs had standing to bring the claim is supported by its conclusion that "the purpose of the Michigan Act is to allow SHAREHOLDERS of an issuing public corporation to vote on the extent of voting rights to be accorded to control shares acquired in a control share acquisition." Slip op. at 12 (Addendum at A-20) (emphasis added); SEE ALSO ATLANTIS GROUP, INC. v. ALIZAC PARTNERS, 1991 U.S. Dist. LEXIS 12106, at *19 (Addendum at A-5) (plaintiffs' standing for Control Share Act claim assumed without discussion); BREAUD, 657 So. 2d at 1339 (affirming preliminary injunction granted to shareholders of corporation alleging violation of Louisiana control share statute); YOUNG v. GENERAL ACCEPTANCE CORP., 770 N.E.2d 298 (Ind. 2002) (implicitly recognizing standing of minority shareholders to allege violation of Indiana Act based on a voting agreement among controlling shareholders).

          Taubman's argument that SPG lacks standing is also premised on the flawed notion that the Act applies only to "hostile bidders," rather than evenhandedly. And if a corporation's shareholders are not permitted to bring claims under the Act, then there will be no means of enforcing it, particularly where, as here, the corporation is controlled by the defendants on the claim. In sum, there is no textual, policy, or constitutional basis for Taubman's "no standing" argument.

     E.   THE DISTRICT COURT PROPERLY HELD THAT THE 2.9% SHARES CANNOT BE VOTED.

          Taubman wrongly asserts that the district court "improperly enjoined" the parties to the Voting Agreements holding approximately 3% of TCI's voting power (the "2.9% Shares") because the court "had not gained personal jurisdiction over them." (Taubman Br. at 50.) The district court found that the family allies who entered the Voting Agreements were part of the group of concerted actors, and that "termination" of the Voting Agreements did not affect this conclusion. (R. 89 (Opinion) at 43, J.A. __.)

          A preliminary injunction is binding not only upon the parties to the action but their "officers, agents, servants, employees, and attorneys, AND UPON THOSE PERSONS IN ACTIVE CONCERT WITH THEM who receive notice of the injunction by service "or otherwise." Fed. R. Civ. P. 65(d) (emphasis added). The application of the injunction to the family allies (who are not claimed to lack notice of the injunction) is therefore perfectly proper. SEE ALSO BLACKARD v. MEMPHIS AREA MED. CTR. FOR WOMEN, 262 F.3d 568, 574 (6th Cir. 2001) (an "injunction not only binds the parties defendant but also those . . . in 'privity' with them . . . or subject to their control.") (quotation omitted); MARTIN-TRIGONA v. SHAW, 986 F.2d 1384 (11th Cir. 1993) (injunction against family member extended to non-party acting in concert).

          Furthermore, under the Michigan Act, the 2.9% Shares are "control shares" which, by statute, have only such voting rights as may be conferred by a vote of the disinterested shareholders. MCL Section 450.1794. To enforce this statutory mandate, it is sufficient that the district court had before it the parties with the authority and responsibility for conducting shareholder votes, I.E., the Company and its directors. Those parties being subject to the court's jurisdiction, there is no impediment to enjoining them from recognizing the validity of any votes cast by the parties to the Voting Agreements.

III. THE DISTRICT COURT'S FINDING THAT THE SPECIAL MEETING AMENDMENT HAD NO "COMPELLING JUSTIFICATION" AND WAS DESIGNED TO INTERFERE WITH SHAREHOLDER VOTING RIGHTS WAS NOT CLEARLY ERRONEOUS.

          The district court correctly enjoined the Special Meeting Amendment, specifically finding that:

          In light of: (1) the timing of this Amendment, (2) the Taubman family and Board's vocal opposition to the tender offer, and (3) the absence of any other explanation for Defendants' actions, the Court concludes THAT SUFFICIENT FACTS SUPPORT A FINDING THAT DEFENDANTS ACTED FOR THE PRIMARY PURPOSE OF MAKING IT MORE DIFFICULT FOR SHAREHOLDERS TO EXERCISE THEIR VOTING RIGHTS.

(R. 89 (Opinion) at 35, J.A. __) (emphasis added). Taubman does not dispute that conduct that interferes with shareholder voting rights is not protected by the "business judgment" rule. Rather, such conduct can only be

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upheld if it has a "compelling justification." BLASIUS INDUS. v. ATLAS CORP.,
564 A.2d 651, 660-661 (Del. Ch. 1988); MM COMPANIES v. LIQUID AUDIO, INC., 813 A.2d 1118 (Del. 2003); (R. 89 (Opinion) at 33, J.A. __).

          Taubman challenges the district court's findings as (a) procedurally improper, assertedly because SPG's preliminary injunction motion did not specifically mention the Special Meeting Amendment; and (b) because the district court allegedly failed to "respect[] the business judgment of the Board." (Taubman Br. at 54-57.)

          Taubman's technical challenge, based upon Local District Court Rule 7.1(c)(2) and Fed. R. Civ. P. 7, is without merit. Such rules are designed to ensure that the court and parties have notice of the grounds for relief. CAMBRIDGE PLATING CO. v. NAPCO, INC., 85 F.3d 752, 760 (1st Cir. 1996). Taubman cannot seriously contend that it did not have "notice" that SPG sought to have the Special Meeting Amendment enjoined, particularly because SPG AMENDED ITS COMPLAINT specifically to add the Special Meeting Amendment claim and a request for an injunction on that claim. (R. 19 (First Am. Cplt.) PARAS 55-56; 84, 86, 93, J.A. __, __, __, __.)(18)

----------
(18) SPG's January 31, 2003 motion for preliminary injunction sought all relief "the Court deems fair and equitable." (R. 35 (Mem. of Law In Support) at 25, J.A. __.) Furthermore, the brief filed by SPG challenged the Special Meeting Amendment as being part of

          The district court's factual finding that the Special Meeting Amendment was a defensive measure whose primary purpose was to make it "more difficult for shareholders to exercise their voting rights" (R. 89 (Opinion) at 35, J.A. __) is not clearly erroneous. Taubman did not offer any justification, much less a "compelling justification" for the Special Meeting Amendment. BLASIUS, 564 A.2d at 661.

          Taubman's arguments in support of the Special Meeting Amendment are baseless. There was no need for any "orderly process" to call and schedule special meetings (Taubman Br. at 57) because the preexisting by-laws already contained an orderly and workable process. (It is no coincidence that Taubman's need to have an "orderly process" for special meetings was never an issue until SPG appeared on the scene.) And Taubman's suggestion that the Special Meeting Amendment was required so that "the shareholder body will have adequate time to disseminate and consider information and proxy material in advance of a special meeting" (ID.) is purely an afterthought. Neither the self-serving "advice of counsel" memorandum purporting to set forth the reasons for the amendment, nor the minutes of the board meeting at which the amendment was adopted, even

----------
     Taubman's scheme of continuous wrongs directed at SPG and TCI's shareholders. (R. 70 (Reply Mem.) at 10, J.A. __.)

mentions as a reason the need to give shareholders "adequate time" to consider meeting proposals. (SEE R. 90 (Defs.' Motion to Suspend Inj. Pending Appeal, Ex. A (counsel memorandum) and B (Board Minutes)), J.A. __ and __.)

          The only purpose of the Special Meeting Amendment was to arrogate to the TCI board the power to select the meeting date, and delay a shareholder meeting so that it could be held months in the future. (R. 114 (Restated By-Law
Section 1.03), J.A. __.) The Supreme Court has held that delay is the "most potent weapon" against a tender offer. EDGAR v. MITE CORP., 457 U.S. 624, 638
n.12 (1981). Thus, the district court had a sufficient basis for its finding. SEE ALSO LERMAN v. DIAGNOSTIC DATA, INC., 421 A.2d 906, 914 (Del. Ch. 1980) (setting aside by-law amendment that was "both inequitable (in the sense of being unnecessary under the circumstances) and had the accompanying dual effect of thwarting shareholder opposition and perpetuating management in office.").(19)

----------
(19) Taubman's heavy reliance on MENTOR GRAPHICS CORP. v. QUICKTURN DESIGN SYSTEMS, INC., 728 A.2d 25 (Del. Ch. 1998) (Taubman Br. at 55) is misplaced. The by-law amendment in that case was justified on the grounds that it was necessary to allow the target board "sufficient time to adequately inform itself about [the target company], its business, and its true value," and "to allow stockholders sufficient time to consider alternatives, BEFORE THE BOARD DECIDED TO SELL THE COMPANY to any acquiror." 728 A.2d at 36 (emphasis added). No such

IV.  THE BALANCE OF HARMS WEIGHS IN FAVOR OF SPG.

          As the district court determined, SPG and the public stockholders will suffer irreparable injury absent the preliminary injunction. (R. 89 (Opinion) at 44-45), J.A. __.) Loss of the opportunity to make a tender offer, and the loss, on the part of the shareholders, to participate in that tender offer constitute irreparable harm. SEE L.P. ACQUISITION CO. v. TYSON, 772 F.2d 201, 209 (6th Cir.
1985) ("Appellants [tender offerors] may suffer irreparable harm because they `are in danger of losing the opportunity, which the evenhanded operation of the Williams Act guarantees them, to attempt to acquire [the target company's] stock. Such loss could not be compensated by money damages.'") (quoting MARTIN-MARIETTA, 690 F.2d at 568); BUCKHORN, INC. v. ROPAK CORP., 656 F. Supp. 209, 236 (S.D. Ohio 1987) (irreparable harm to offeror and target's shareholders where target's conduct "would effectively kill the tender offer"). Furthermore, shareholders suffer irreparable harm where their right to vote is frustrated or denied. SEE AHI METNALL, L.P. v. J.C. NICHOLS CO., 891 F. Supp. 1352, 1359 (W.D. Mo. 1995); ASARCO INC. v. COURT, 611 F. Supp. 468, 480 (D.N.J. 1985).

----------
     justification has been offered by Taubman, nor could it have been: the TCI board had already decided, prior to adoption of the Special Meeting Amendment, that the Company was not for sale.

          The preliminary injunction will not cause substantial harm to the Taubman family. The family will still have its Series B Preferred Stock and, if it wishes, may retain its partnership units and economic and voting interests in TRG. Furthermore, the Taubmans cannot claim harm if they are merely prevented from voting shares they do not have the right to vote under the Control Share Act. The group can still vote those shares if it obtains shareholder approval to do so.

          The public interest will also be served because thousands of shareholders, including pension funds that hold shares in trust for thousands of employees, will receive the right to tender their shares in return for cash at a substantial premium. SEE MARTIN-MARIETTA, 690 F.2d at 568-69. Furthermore, the injunction serves the public interest by preventing the Taubman family from reaping the benefits of the violation of Michigan law.

                                   CONCLUSION

          The decision of the district court should be affirmed.


                                           Respectfully submitted,

                                           By:  /s/ Carl H. von Ende
                                                ---------------------------
                                                Carl H. von Ende (P21867)
                                                Todd A. Holleman (P57699)
                                                MILLER, CANFIELD, PADDOCK
                                                & STONE, P.L.C.
                                                150 West Jefferson, Suite 2500
                                                Detroit, Michigan  48226-4415
                                                Telephone: (313) 963-6420
                                                Facsimile: (313) 496-7500

                                                Richard L. Posen
                                                John R. Oller
                                                Tariq Mundiya
                                                WILLKIE FARR & GALLAGHER
                                                787 Seventh Avenue
                                                New York, New York  10019
                                                Telephone: (212) 728-8000
                                                Facsimile: (212) 728-8111

                                                COUNSEL FOR SPG APPELLEES

                      CERTIFICATE PURSUANT TO FEDERAL RULE
                          OF APPELLATE PROCEDURE 32(a)

          On this 21st day of July, 2003, I, John R. Oller, an attorney admitted to this Court, hereby certify that this brief complies with the type-volume limitations of Fed. R. App. P. 32(a)(7)(B) because the brief contains 13,891 words, as counted by the word count feature of Microsoft Word 2000 used to prepare the brief, excluding the parts of the brief exempted by Fed. R. App. P. 32(a)(7)(B)(iii). I further certify that this brief complies with the typeface requirements of Fed. R. App. P. 32(a)(5) and the type style requirements of Fed.
R. App. P. 32(a)(6) because it has been prepared in a proportionally spaced typeface in 14 point font size and Times New Roman type style.


                                                 /s/ John R. Oller
                                                -------------------------------
                                                   John R. Oller
                                                   (One of the Attorneys for
                                                   SPG Appellees)